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Filed pursuant to Rule 424(b)(2)
Registration No. 333-170980

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

5.125% Notes due 2020	$250,000,000	99.550%	$248,875,000	$17,744.79

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. The total registration fee due for this offering is $17,744.79.

(2)
Paid herewith.

Prospectus Supplement
(To Prospectus dated December 6, 2010)

$250,000,000
Carlisle Companies Incorporated
5.125% Notes due 2020

        We are offering $250,000,000 aggregate principal amount of our 5.125% Notes due 2020, which we refer to as the Notes. The Notes will mature on December 15, 2020. We will pay interest on the Notes semi-annually in arrears on each June 15 and December 15, commencing June 15, 2011. We may redeem the Notes, at our option, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement under the heading "Description of the Notes—Optional Redemption." If a change of control triggering event as described herein occurs and we have not exercised our option to redeem the Notes, we will be required to offer to repurchase the Notes at the repurchase price described in this prospectus supplement under the heading "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event."

        The Notes will be our unsecured senior obligations and will rank equally with our other unsecured senior indebtedness from time to time outstanding.

        The Notes are not expected to be listed on any securities exchange or included in any quotation system.

        Investing in the Notes involves risks. See "Risk Factors," which begins on page S-9 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.550%	$248,875,000
Underwriting discount and commissions	0.650%	$1,625,000
Proceeds to us, before expenses	98.900%	$247,250,000

(1)
Plus accrued interest from December 9, 2010, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about December 9, 2010.

Joint Book-Running Managers

BofA Merrill Lynch       Citi       J.P. Morgan       Wells Fargo Securities

Senior Co-Managers

Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	SunTrust Robinson Humphrey
Co-Managers
BNP PARIBAS	Credit Agricole CIB	PNC Capital Markets LLC

December 6, 2010

 TABLE OF CONTENTS

Prospectus Supplement

Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus related to this offering. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement, the terms "Carlisle," "we," "our," "us," and "the Company" refer to Carlisle Companies Incorporated and its wholly owned subsidiaries and any other divisions or subsidiaries.

i

 SUMMARY

        This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in them, before making an investment decision. You should consider the issues discussed, or incorporated by reference, in the "Risk Factors" section of this prospectus supplement in evaluating your investment decision in the Notes.

 The Company

        Carlisle was incorporated in 1986 in Delaware as a holding company for Carlisle Corporation, whose operations began in 1917, and its wholly-owned subsidiaries. Carlisle is a diversified manufacturing company and manages its businesses under the following segments:

  •
  Construction Materials

  •
  Engineered Transportation Solutions

  •
  Interconnect Technologies

  •
  FoodService Products

Construction Materials

        The construction materials segment includes the construction materials business, which manufactures and sells rubber, or EPDM, and thermoplastic polyolefin, or TPO, roofing systems. In addition, the construction materials business markets and sells polyvinyl chloride membrane and accessories purchased from third party suppliers. We also manufacture and distribute energy-efficient rigid foam insulation panels for substantially all roofing applications. Roofing materials and insulation are sold together in warranted systems or separately in non-warranted systems to the new construction, re-roofing and maintenance, general construction and industrial markets. Through its coatings and waterproofing operation, this segment manufactures and sells liquid and spray-applied waterproofing membranes, vapor and air barriers, and HVAC duct sealants and hardware for the commercial and residential construction markets. The majority of our construction materials products are sold through a network of authorized sales representatives and distributors.

        The construction materials business operates manufacturing facilities located throughout the United States, its primary market. Insulation facilities are located in Kingston, New York, Franklin Park, Illinois, Lake City, Florida, Terrell, Texas, Tooele, Utah and Smithfield, Pennsylvania. EPDM manufacturing operations are located in Carlisle, Pennsylvania and Greenville, Illinois. TPO facilities are located in Senatobia, Mississippi and Tooele, Utah. Block molded expanded polystyrene, or EPS, operations include eleven production and fabrication facilities across the United States.

        Raw materials for this segment include EPDM polymer, TPO polymer, carbon black, processing oils, solvents, asphalt, methylene diphenyl diisocyanate, polyol, polyester fabric, black facer paper, oriented strand board, clay and various packaging materials. Critical raw materials generally have at least two vendor sources to better assure adequate supply. For raw materials that are single sourced, the vendor typically has multiple processing facilities.

        Sales and earnings for the construction materials business tend to be somewhat higher in the second and third quarters due to increased construction activity during those periods.

        The construction materials business's working capital practices include the following:

  (i)
  Standard accounts receivable payment terms of 45 days to 90 days.

  (ii)
  Standard accounts payable payment terms of 30 days to 45 days.

  (iii)
  Inventories are maintained in sufficient quantities to meet forecasted demand.

        The construction materials business serves a large and diverse customer base; however, in 2009 one customer represented approximately 16% of this segment's revenues, but did not represent 10% of our consolidated revenues. The loss of this customer could have a material adverse effect on this segment's revenues.

        This business faces competition from numerous competitors that produce roofing, insulation and waterproofing products for commercial and residential applications. The level of competition within this market varies by product line. As one of two leading manufacturers in the niche single-ply industry, the construction materials business competes through pricing, innovative products, long-term warranties and customer service. This business offers extended warranty programs on its installed roofing systems, ranging from five years to 30 years and, subject to certain exclusions, covering leaks in the roofing system attributable to a problem with the particular product or the installation of the product. In order to qualify for the warranty, the building owner must have the roofing system installed by an authorized roofing applicator—an independent roofing contractor trained by us to install our roofing systems.

Engineered Transportation Solutions

        The engineered transportation solutions segment is comprised of the tire and wheel, industrial brake and friction, and power transmission belt product lines. The tire and wheel product line includes bias-ply, steel-belted radial trailer tires, stamped or roll-formed steel wheels, non-automotive rubber tires, and tire and wheel assemblies. The industrial brake and friction product line includes off-highway braking systems and friction products, and on-highway brake actuation systems. The power transmission product line includes industrial belts and related components.

        The products in the engineered transportation solutions segment are manufactured and sold by direct sales personnel to original equipment manufacturers, or OEMs, mass merchandisers and various wholesale and industrial distributors around the world, including North America, Europe, Asia, South America and Africa. A majority of sales are generated in the United States and Canada. Key markets served include outdoor power equipment, agriculture, construction, power sports, home appliance, high speed trailer, automotive styled wheels, recreational vehicles, mining, wind energy, industrial power transmission and related aftermarket distributors. Manufacturing facilities are located in the United States, the United Kingdom, China and Japan. In addition, the business has various distribution centers in the United States, Canada, Europe and China that provide local sales and service.

        Raw materials for this segment include steel, rubber, fabric and other oil-based commodities required for tire, wheel and belt production. The brake manufacturing operations require the use of various metal products such as castings, pistons, springs and bearings. With respect to friction products, the raw materials used are fiberglass, phenolic resin, metallic chips and various other organic materials. Raw materials are sourced worldwide to better assure adequate supply, and critical raw materials generally have at least two vendor sources.

        Sales and earnings tend to be somewhat higher in the first six months of the year due to peak sales in the outdoor power equipment and replacement markets.

        With respect to working capital, practices for this business include the following:

  (i)
  Standard accounts receivable payment terms of 30 days to 120 days.

  (ii)
  Standard accounts payable payment terms of 30 days to 120 days.

  (iii)
  Inventories are maintained in sufficient quantities to meet forecasted demand. For the tire and wheel business, inventories are generally higher in the fourth and first quarters to meet seasonal demand. Inventories tend to build late in the year in advance of the busy season and then steadily fall throughout the first half of the subsequent year.

        The engineered transportation solutions business serves a large and diverse customer base; however, in 2009 one customer represented approximately 11% of this segment's revenues, but did not represent 10% of our consolidated revenues. The loss of this customer could have a material adverse effect on this segment's revenues.

        This business competes globally against regional and international manufacturers. Few competitors participate in all served markets. A majority participate in only a few of the business's served markets on a regional or global basis. Markets served are competitive and the major competitive factors include product performance, quality, product availability and price. The relative importance of these competitive factors varies by market segment and channel.

        We have undertaken several consolidation projects within this segment in our efforts to reduce costs and streamline our operations. In 2009, we completed the consolidation of 19 of our distribution centers in the United States and Canada into nine existing facilities. In 2009, we also completed the consolidation of three wheel manufacturing plants located in California into one facility in Ontario, California and completed the consolidation of our pneumatic tire manufacturing operations in Buji, China into our manufacturing operation in Meizhou, China.

        In the third quarter of 2009, we began the process of consolidating our tire manufacturing operations in Heflin, Alabama, Carlisle, Pennsylvania and portions of Buji, China into a new facility in Jackson, Tennessee that we purchased in the third quarter of 2009. The consolidation of tire manufacturing operations into Jackson, Tennessee is expected to be completed by the first quarter of 2011. In the fourth quarter of 2009, we announced plans to close our friction product manufacturing facility in Logansport, Indiana and to consolidate operations into our locations in Hangzhou, China and Bloomington, Indiana. This latest consolidation is expected to be completed by the end of 2010.

Interconnect Technologies

        The interconnect technologies segment includes the interconnect technologies business, which designs and manufactures high performance wire, cable, fiber optic, RF/microwave and specialty filtered connectors, specialty cable assemblies, integrated wired racks, trays and fully integrated airframe subsystem solutions primarily for the aerospace, defense electronics and test and measurement industries. This business operates manufacturing facilities in the United States and China with the United States, Europe and China being the primary target markets for sales. Sales are made by direct sales personnel.

        Raw materials for this segment include copper conductors that are plated with tin, nickel or silver, polyimide tapes, polytetrafluoroethylene, or PTFE, tapes, PTFE fine powder resin, thermoplastic resins, stainless steel, beryllium copper rod, machined metals and plastic parts and various marking and identification materials. Key raw materials are typically sourced worldwide and have at least two vendor sources to better assure adequate supply.

        The operations of the interconnect technologies business are generally not seasonal in nature.

        The working capital practices for this business include:

  (i)
  Standard accounts receivable payment terms of 30 days to 60 days.

  (ii)
  Standard accounts payable payment terms of 30 days.

  (iii)
  Inventories are maintained in sufficient quantities to meet forecasted demand. The majority of the interconnect technologies business' sales are from made-to-order products, resulting in inventories purchased on demand.

        The interconnect technologies business serves a large and diverse customer base; however, in 2009 two customers together represented 37% of this segment's revenues, but neither customer represented

10% of our consolidated revenues. The loss of one of these customers could have a material adverse effect on this segment's revenues.

        The interconnect technologies business is known for its engineering and product quality. Product performance, either mechanical or electrical in nature, is a principal competitive criterion, with pricing, delivery and service also being key buying criteria for the customer. In most product lines in the interconnect technologies business, there are only one or two companies capable of producing a competing product.

        In the fourth quarter of 2009, in an effort to reduce costs and streamline operations, we announced that we would consolidate our Vancouver, Washington facility into facilities in Long Beach, California, Tukwila, Washington and Dongguan, China and close our Vancouver facility. This consolidation was completed in the third quarter of 2010.

FoodService Products

        The foodservice products segment includes the foodservice products business, which manufactures and distributes (i) commercial and institutional foodservice permanentware, table coverings, cookware, display pieces, lighting equipment and supplies to restaurants, hotels, hospitals, nursing homes, schools and correctional facilities, and (ii) industrial brooms, brushes, mops and rotary brushes for industrial, commercial and institutional facilities. Our product line is distributed from four primary distribution centers located in Charlotte, North Carolina, Oklahoma City, Oklahoma, Reno, Nevada and Zevenaar, The Netherlands to wholesalers, distributors and dealers. These distributor and dealer customers, in turn, sell to commercial and non-commercial foodservice operators and sanitary maintenance professionals. Distributors and dealers are solicited through subcontracted manufacturer representatives and direct sales personnel. The foodservice business operates manufacturing facilities in the United States, China and Mexico, and sales are made primarily in North America and Europe.

        Raw materials used by the foodservice products business include polymer resins, stainless steel and aluminum. Key raw materials are sourced nationally from recognized suppliers of these materials.

        Sales in the foodservice business are marginally stronger in the second and third quarters.

        The working capital practices for this business include:

  (i)
  Standard accounts receivable payment terms of 30 days to 60 days.

  (ii)
  Standard accounts payable payment terms of 30 days.

  (iii)
  Inventories are maintained in sufficient quantities to meet forecasted demand.

        The foodservice products business serves a large and diverse customer base; however, in 2009 two customers together represented 26% of this segment's revenues, but neither of these customers individually represented 10% of our consolidated revenues. The loss of one of these customers could have a material adverse effect on this segment's revenues.

        The foodservice business is engaged in markets that are generally highly competitive, and competes equally on price, service and product performance.

Management Philosophy/Business Strategy

        We strive to be the market leader in the various niche markets we serve. We are dedicated to achieving low cost positions and providing service excellence based on, among other things, superior quality, on-time delivery and short cycle times.

        The presidents of our various operating companies are given considerable autonomy and have a significant level of independent responsibility for their businesses and their performance. We believe that this structure encourages entrepreneurial action and enhances responsive decision making thereby enabling each operation to better serve its customers and react quickly to its customer needs.

        Our executive management's role is to (i) provide general management oversight and counsel, (ii) manage our portfolio of businesses including identifying acquisition candidates and assisting in acquiring candidates identified by the operating companies, as well as identifying businesses for divestiture in an effort to optimize the portfolio, (iii) allocate and manage capital, (iv) evaluate and motivate operating management personnel, and (v) provide selected other services.

        During 2008, we began the implementation of the Carlisle Operating System ("COS"), a manufacturing structure and strategy deployment system based on lean enterprise and six sigma principles. COS is a continuous improvement process and is redefining the way we do business. Waste is being eliminated and efficiencies improved enterprise wide, allowing us to increase our overall profitability. Improvements are not limited to production areas, as COS is also driving improvements in new product innovation, engineering, supply chain management, warranty and product rationalization. COS is creating a culture of continuous improvement across all aspects of our business operations.

Discontinued Operations

        On October 4, 2010, as part of our commitment to concentrate on our core businesses, we sold our specialty trailer business for cash proceeds of $35.0 million. The final purchase price is subject to a working capital adjustment and the potential to receive an additional $5.0 million in proceeds based on future earnings. We expect to record a gain on sale of $6.3 million in the fourth quarter of 2010. Additional gains or losses on sale may be recorded in future periods based upon proceeds received from our share of any future earnings and the result of the final working capital adjustment.

        On February 2, 2010, we sold all of our interest in our refrigerated truck bodies business for $20.3 million. In July, 2010, additional proceeds of $0.3 million were received representing a working capital adjustment. Including the working capital adjustment, the sale resulted in a gain of $1.9 million. The final purchase price is subject to certain indemnifications made to the buyer, which could reduce the gain in subsequent periods. We do not believe any such adjustments will result in a material change to the purchase price.

Acquisitions and Divestitures

        We have a long-standing acquisition strategy. Traditionally, we have focused on acquiring new businesses that can be added to existing operations, or "bolt-ons". In addition, we consider acquiring new businesses that can operate independently from other Carlisle companies. Factors considered by us in making an acquisition include consolidation opportunities, technology, customer dispersion, operating capabilities and growth potential.

Recent Developments

        On October 15, 2010, we announced the signing of a definitive agreement to acquire Hawk Corporation ("Hawk"), and filed a Form 8-K with the Securities and Exchange Commission ("SEC") providing additional information regarding the transaction and attaching a copy of the agreement. The transaction was structured as a cash tender offer by our wholly-owned subsidiary followed by a merger of that subsidiary into Hawk, with Hawk becoming our wholly-owned subsidiary.

        Hawk is a leading worldwide supplier of friction materials for brakes, clutches and transmissions. With this acquisition, we will create a comprehensive global braking solutions platform enabling us to provide a broader line of attractive products and increasing exposure to key emerging markets such as China, Brazil and India. Hawk will become part of Carlisle Industrial Brake & Friction, a leading global provider of high performance braking solutions in the mining, construction, agricultural, wind energy, military and industrial markets.

        On December 1, 2010, we announced that we completed the tender offer for approximately 94% of Hawk's outstanding Class A common stock. On December 1, 2010, we completed the merger with Hawk and filed a Form 8-K with the SEC on December 6, 2010 providing additional information regarding the acquisition. The total cash consideration paid for the outstanding shares of Hawk was approximately $414.0 million. The Hawk acquisition was funded with cash on hand and with borrowings of $325.0 million under our second amended and restated credit facility ("Credit Facility"). In connection with the Hawk acquisition, we expect to incur approximately $3.7 million in transaction-related legal, accounting and financial expenses, including fees paid to Citigroup Global Markets Inc. for acting as our financial advisor.

        Prior to the acquisition, Hawk was a publicly-traded company listed on NYSE Amex and it filed annual, quarterly and current reports with the SEC.

        Our executive offices are located at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, North Carolina. Our main telephone number is (704) 501-1100 and our Internet website address is www.carlisle.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

 The Offering

        The following is a summary of the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the Notes, please refer to the section entitled "Description of the Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus.

Issuer	Carlisle Companies Incorporated
Notes Offered	$250,000,000 aggregate principal amount of 5.125% Notes due 2020.
Maturity	The Notes will mature on December 15, 2020.
Interest Rate	The interest rate will be 5.125% per year.
Interest Payment Dates	Each June 15 and December 15, commencing June 15, 2011. Interest on the Notes being offered by this prospectus supplement will accrue from December 9, 2010.
Ranking
The Notes will be our unsecured senior obligations and will rank equally with our other existing and future unsecured senior indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries. As of December 3, 2010, we had approximately $538 million of indebtedness outstanding, of which approximately $64 million consisted of indebtedness of our subsidiaries.
Optional Redemption
At any time prior to September 15, 2020, we may redeem the Notes at our option, at any time in whole or from time to time in part, at the redemption price described in "Description of the Notes—Optional Redemption."

At any time on or after September 15, 2020 (three months prior to the maturity date), the Notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to the date of redemption.
Offer to Purchase Upon Change of Control Triggering Event
Upon the occurrence of a "change of control triggering event," as defined under "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event," we will be required to make an offer to repurchase the Notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event."

Certain Covenants	The indenture governing the Notes contains certain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to create liens on our assets and engage in sale and leaseback transactions. These covenants are subject to a number of important limitations and exceptions. See the section in the accompanying prospectus entitled "Description of Debt Securities—Covenants Applicable to Our Senior Securities."
Use of Proceeds	We will use the net proceeds to repay indebtedness under our Credit Facility, which funds were borrowed to fund the Hawk acquisition. See "Use of Proceeds."
Conflicts of Interest
Certain underwriters or certain of their affiliates are lenders under the Credit Facility. As described in "Use of Proceeds," we will use the net proceeds from this offering to repay a portion of indebtedness outstanding under the Credit Facility. Since one or more of our underwriters or their affiliates will receive more than 5% of the net proceeds from the sale of the Notes, they will be deemed to have a "conflict of interest" under NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Accordingly, this offering will be made by the underwriters in compliance with the applicable provisions of NASD Rule 2720 and the underwriters will not sell any of the Notes to discretionary accounts without the specific written approval of the account holder. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering because the offering is of a class of securities that are investment grade rated.
Additional Notes
The Notes initially will be limited to $250,000,000 aggregate principal amount. We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the indenture having the same terms in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Notes.
Risk Factors	Investing in the Notes involves risks. See "Risk Factors" beginning on page S-9 for a discussion of the factors you should consider carefully before deciding to invest in the Notes.
Governing Law	The Notes and the indenture will be governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

 RISK FACTORS

        Your investment in the Notes involves certain risks. Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus, and the documents incorporated herein by reference, including our periodic reports filed with the SEC. For example, our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 contain a discussion of significant risks that could be relevant to an investment in the Notes. See "Where You Can Find More Information" in the accompanying prospectus.

Risks Related to the Notes

We have a holding company structure in which our subsidiaries conduct substantially all of our operations and own our operating assets, which may affect our ability to make payments on the Notes.

        We have a holding company structure and our subsidiaries conduct substantially all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the Notes depends on the performance of our subsidiaries and their ability to distribute funds to us. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the Notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the Notes.

The Notes will be effectively subordinated to existing or future indebtedness and liabilities of our subsidiaries.

        The Notes are exclusively our obligations and not obligations of our subsidiaries. Our subsidiaries are generally not prohibited from incurring additional indebtedness. As a result, holders of the Notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the Notes. As a result, rights of payment of holders of our indebtedness, including the holders of the Notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. As of December 3, 2010, we had approximately $538 million of indebtedness outstanding, of which approximately $64 million consisted of indebtedness of our subsidiaries.

We may not be able to repurchase all of the Notes upon a change of control triggering event, which would result in a default under the Notes.

        We will be required to offer to repurchase the Notes upon the occurrence of a change of control triggering event as provided in the indenture governing the Notes. However, we may not have sufficient funds to repurchase the Notes in cash at such time. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Notes.

An active trading market may not develop for the Notes.

        Prior to this offering, there was no market for the Notes. The underwriters may make a market in the Notes after this offering is completed. However, none of the underwriters is obligated to make a market in the Notes and, even if the underwriters commence market making, they may cease their marketmaking at any time. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for the Notes. If an active market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are made based on known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as:

  •
  increasing price and product/service competition by foreign and domestic competitors, including new entrants;

  •
  technological developments and changes;

  •
  the ability to continue to introduce competitive new products and services on a timely, cost effective basis;

  •
  our mix of products/services;

  •
  increases in raw material costs which cannot be recovered in product pricing;

  •
  domestic and foreign governmental and public policy changes including environmental regulations;

  •
  threats associated with and efforts to combat terrorism;

  •
  protection and validity of patent and other intellectual property rights;

  •
  the successful integration and identification of our strategic acquisitions;

  •
  the cyclical nature of our businesses; and

  •
  the outcome of pending and future litigation and governmental proceedings.

        In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect the general market conditions and our future performance.

        Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We expect the net proceeds from the sale of the Notes to be approximately $246,520,820, after deduction of expenses and the underwriting discount and commissions. We will use the net proceeds to repay indebtedness under the Credit Facility.

        As of September 30, 2010, we had $469 million available under our Credit Facility and no amounts outstanding. The amount of outstanding indebtedness under the Credit Facility immediately prior to the time of this offering is expected to be approximately $325 million. Borrowings under the Credit Facility were incurred in connection with our acquisition of Hawk, including fees and expenses associated therewith including fees paid to Citigroup Global Markets Inc. as our financial advisor. The borrowings bear interest at the rate of 0.65625% per annum and will mature on December 30, 2010. The underwriters or certain of their affiliates are lenders under the Credit Facility and will receive a portion of the proceeds from the offering. See "Underwriting."

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the nine months ended September 30, 2010 was 19.03.

        For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes from continuing operations, less interest on tax liabilities plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, but excluding interest on tax liabilities) and the portion of rental expense that is representative of the interest factor.

 CAPITALIZATION

        The following table sets forth:

  •
  our actual consolidated capitalization as of September 30, 2010 on an historical basis;

  •
  our pro forma consolidated capitalization as of September 30, 2010, giving effect to (i) borrowings of $325.0 million under our Credit Facility and (ii) the completion of our acquisition of Hawk, including the assumption of approximately $57.1 million of Hawk's outstanding indebtedness; and

  •
  our pro forma consolidated capitalization as of September 30, 2010, as adjusted to give effect to the sale of Notes in this offering, net of underwriters' discounts and commissions and offering expenses, and the application of the net proceeds thereof to pay down borrowings under our Credit Facility.

        You should read the following table along with "Selected Financial Data" included in this prospectus supplement and our consolidated financial statements and related notes, which we have incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At September 30, 2010
	Actual	Pro Forma	Pro Forma As Adjusted
Short-term debt (including current maturities)
Credit facility	$—	$78.5	$78.5
8.75% senior notes due 2014	—	57.1	57.1

Total short-term debt	—	135.6	135.6
Long-term debt (excluding current maturities)
Industrial development and revenue bonds due through 2018	6.7	—	6.7
6.125% senior notes due 2016	149.4	—	149.4
Notes offered hereby	—	248.9	248.9
Other, including capital lease obligations	0.1	—	0.1

Total long-term debt	156.2	248.9	405.1
Shareholders' equity:
Preferred stock, $1 par value per share; authorized and unissued 5,000,000 shares	—	—	—
Common stock, $1 par value per share; authorized 100,000,000 shares; 78,661,248 shares issued; 60,985,910 shares outstanding	78.7	—	78.7
Additional paid-in capital	89.3	—	89.3
Cost of shares of treasury	(222.1)	—	(222.1)
Accumulated other comprehensive loss	(34.8)	—	(34.8)
Retained earnings	1,407.6	(10.5)	1,397.1

Total shareholders' equity	1,318.7	(10.5)	1,308.2

Total capitalization	$1,474.9	$374.0	$1,848.9

 SELECTED FINANCIAL DATA

        The selected historical consolidated financial data of the Company for the year ended December 31, 2009 have been derived from our audited consolidated financial statements included in the documents incorporated by reference herein. The selected historical consolidated financial data for the nine months ended September 30, 2010 is unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and results of operations for these periods have been included. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the full year.

        The following table also presents unaudited selected pro forma consolidated balance sheet data as of September 30, 2010, which has been prepared to reflect adjustments to our historical consolidated balance sheet to illustrate the estimated effect of the following transactions as if they had occurred on September 30, 2010:

  (i)
  borrowings of $325.0 million under our Credit Facility, which we used to finance the Hawk acquisition; and

  (ii)
  our acquisition of Hawk.

        The unaudited selected pro forma consolidated operating data in the table below for the nine months ended September 30, 2010 and the year ended December 31, 2009 have been prepared to illustrate the estimated effect of the transactions described in items (i) and (ii) above, assuming such transactions were completed on January 1, 2009.

        The following data should be read in conjunction with our consolidated financial statements and related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, our Current Report on Form 8-K filed with the SEC on December 3, 2010 and our Current Report on Form 8-K filed with the SEC on December 6, 2010, each of which is incorporated by reference herein. We have based our unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following selected unaudited pro forma financial data does not purport to be, and should not be viewed as, indicative of our future results of operations or financial condition.

	Historical		Pro Forma
	Year ended December 31, 2009	Nine months ended September 30, 2010	Year ended December 31, 2009	Nine months ended September 30, 2010
	(in millions, except share and per share data)
Summary of Operations
Net sales	$2,258.1	$1,900.8	$2,430.5	$2,086.0
Cost of goods sold	1,767.8	1,501.6	1,909.5	1,636.6
Selling and administrative expenses	274.3	214.7	299.8	237.6
Research and development expenses	16.4	16.8	21.1	20.5
Gain related to fire settlement	(27.0)	—	(27.0)	—
Other (income) expense, net	14.7	(1.6)	13.4	(1.6)

Earnings before interest and taxes	211.9	169.3	213.7	192.9
Interest expense, net	9.0	5.1	19.6	12.0

Earnings before income taxes from continuing operations	202.9	164.2	194.1	180.9
Income tax expense	47.6	55.5	44.5	61.2

Income from continuing operations	$155.3	$108.7	$149.6	$119.7

Common Stock Data: Weighted-average shares outstanding
Basic	60.6	60.9	60.6	60.9
Diluted	61.2	61.6	61.2	61.6
Earnings per share (from continuing operations)
Basic	$2.53	$1.77	$2.47	$1.97
Diluted	$2.51	$1.75	$2.44	$1.94

	Historical	Pro Forma
	September 30, 2010	September 30, 2010
	(in millions)
Balance Sheet Data
Assets
Cash and cash equivalents	$114.8	$73.7
Short-term investments	—	25.4
Receivables, net	395.9	438.4
Inventory	382.5	425.9
Other current assets	90.7	95.8
Property, plant and equipment, net	455.8	511.1
Goodwill, net	450.6	687.9
Other intangibles	153.8	303.8
Other non-current assets	27.2	28.1

Total Assets	$2,071.3	$2,590.1

Liabilities and Shareholder's Equity
Accounts payable	$181.4	$214.9
Other current liabilities	178.1	219.8
Long-term debt	156.2	538.3
Other non-current liabilities	236.9	308.9
Shareholders' Equity
Preferred stock	—	—
Common stock	78.7	78.7
Paid-in-capital	89.3	89.3
Treasury stock	(222.1)	(222.1)
Accum. other comprehensive loss	(34.8)	(34.8)
Retained earnings	1,407.6	1,397.1

Total Liabilities & Shareholders' Equity	$2,071.3	$2,590.1

 DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the caption "Description of Debt Securities" in the accompanying prospectus, to which description reference is hereby made. Except as otherwise defined herein, capitalized terms defined in the accompanying prospectus have the same meanings when used herein.

General

        The Notes initially will be limited to $250,000,000 aggregate principal amount and will mature on December 15, 2020. The Notes will be issued pursuant to an indenture dated as of January 15, 1997 between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Corporation, as successor to Fleet National Bank), as supplemented for the purpose of appointing The Bank of New York Mellon Trust Company, N.A. to act as the trustee for the Notes. We will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may, from time to time, without the consent of the existing holders of the Notes, issue additional notes under the indenture having the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. Any such additional notes will be consolidated with and form a single series with the Notes being offered by this prospectus supplement. In addition to the Notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

        Interest at the annual rate set forth on the cover page of this prospectus supplement will accrue from December 9, 2010 and is to be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2011, to the persons in whose names the Notes are registered at the close of business on the preceding June 1 and December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. All payments on the Notes will be made in United States dollars.

        The Notes will be our general unsecured obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to any existing or future debt or other liabilities of any of our subsidiaries. The Notes will not be subject to any sinking fund.

        The discharge and defeasance provisions and the covenant provisions described in the accompanying prospectus under the captions "Description of Debt Securities—Covenant Defeasance and Defeasance" and "—Covenants Applicable to Senior Securities" will apply to the Notes.

Optional Redemption

        At any time prior to September 15, 2020, the Notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the Notes to be redeemed on any redemption date will be equal to the greater of:

  •
  100% of the principal amount of the Notes being redeemed on the redemption date; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed on the redemption date (not including any portion of such interest payments accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points;

plus, in each case, accrued and unpaid interest on the Notes to the redemption date.

        At any time on or after September 15, 2020 (three months prior to the maturity date), the Notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on such Notes through the redemption date.

        As used in this section "—Optional Redemption," the following terms have the following meanings:

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Independent Investment Banker" means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or another independent investment banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means any of Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other primary U.S. Government securities dealers selected by us (each a "Primary Treasury Dealer"), and their respective successors, but if any of the foregoing ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Holders of the Notes to be redeemed will receive notice of such redemption by first-class mail at least 30 and not more than 60 days before the redemption date. Once notice of redemption is mailed, the Notes to be redeemed will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

        On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company ("DTC"), in the case of Notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

Offer to Purchase Upon Change of Control Triggering Event

        If a Change of Control Triggering Event (defined below) occurs, you will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your Notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (collectively, the "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event, we will mail, or cause the trustee to mail, a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control (as defined below) provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the trustee or paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  •
  deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in the principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and (2) purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our and our subsidiaries' properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your Notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of the assets of us and our subsidiaries taken as a whole to another Person or group may be uncertain.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Rating Event" means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

        "Capital Stock" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Change of Control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock; or (4) the first day on which a majority of the members of our board of directors are not Continuing Directors.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Continuing Directors" means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a director subsequent to that date and whose nomination for election by our stockholders, appointment or other election, is duly approved by a majority of the continuing directors on the board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the entire board of directors in which such individual is named as nominee for director.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Moody's" means Moody's Investors Service, Inc.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Book-Entry Notes

        We have obtained the information in this section concerning DTC, Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        The Notes will be offered and sold in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the Notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the "global notes." Each such global note will be deposited with, or on behalf of, DTC or any successor thereto, as depositary, or Depositary, and registered in the name of Cede & Co. (as nominee of DTC). Unless and until it is exchanged in whole or in part for Notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC holds securities that its participants, or DTC Participants, deposit with DTC. DTC also facilitates settlement of securities transactions among the DTC Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates.

        Direct DTC Participants, or DTC Direct Participants, include securities brokers and dealers, banks and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation, which is owned by the users of its regulated subsidiaries. Access to DTC's book-entry system is also available to others, such as banks, securities brokers and dealers that clear through or maintain a custodial relationship with a DTC Direct Participant, either directly or indirectly (we refer to the latter as DTC Indirect Participants).

        Purchases of the Notes under DTC's book-entry system must be made by or through DTC Direct Participants, which will receive a credit for the Notes on the records of DTC. The ownership interest of each actual purchaser of the Notes, which we refer to as the "beneficial owner," is in turn to be recorded on the DTC Participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the DTC Direct or DTC Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the Notes is discontinued.

        Upon the issuance of a registered global note, DTC will credit, on its book-entry registration and transfer system, the DTC Participants' accounts with the respective principal or face amounts of the Notes beneficially owned by the DTC Participants. Any dealers, underwriters or agents participating in the distribution of the Notes will designate the accounts to be credited. Ownership of beneficial interests in a registered global note will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of DTC Participants, and on the records of DTC Participants, with respect to interests of persons holding through DTC Participants.

        To facilitate subsequent transfers, all global notes deposited by DTC Direct Participants with DTC are registered in the name of DTC's nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the DTC Direct Participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as DTC, or its nominee, is the registered owner of a registered global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the indenture. Except as described below, owners of beneficial interests in a global note will not be entitled to have the book-entry notes represented by the Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for that global note and, if that person is not a DTC Participant, on the procedures of the DTC Participant through which the person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions may require that some purchasers of Notes take physical delivery of these Notes in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in a global note.

        We will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC's practice upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that global note, is to immediately credit the DTC Participants' accounts in amounts proportionate to their respective beneficial interests in that global note as shown on the records of the Depositary. Payments by DTC Participants to owners of beneficial interests in a global note held through DTC Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street name," and will be the responsibility of those DTC Participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Disbursement of such payments to the beneficial owners is the responsibility of DTC Direct and DTC Indirect Participants. None of Carlisle, the trustee or any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Distributions with respect to the global notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

        Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the global notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the participants in the Depositary will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

        Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service ("IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the Notes.

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction. This summary does not consider any tax consequences arising under U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction.

        Except as otherwise provided, this discussion is limited to initial investors who purchase the Notes for cash at the initial "issue price" (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of such Notes is sold) that hold the Notes as capital assets (generally for investment purposes).

        If an entity treated as a partnership for United States federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding a Note, and partners in a partnership holding a Note, should consult their tax advisors.

        This discussion of certain material U.S. federal income tax considerations is for general information only and is not intended as tax advice to any particular investor. Each prospective investor should consult its own independent tax advisor regarding its particular situation and the federal, state, local and foreign tax consequences of purchasing, holding and disposing of the Notes, including the consequences of any proposed change in applicable laws.

Consequences to U.S. Holders

        You are a "U.S. Holder" for purposes of this discussion if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  Interest on the Notes

        You will generally be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. We expect that the Notes will have an issue price at or near its face amount and thus will not have original issue discount.

        A U.S. Holder who purchases Notes at a premium in excess of its stated principal amount or at a discount should consult with its independent tax advisors about the potential application of the bond premium or market discount rules.

  Additional Amounts

        In one or more circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the Notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the Notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional amounts as affecting the yield to maturity of any Notes.

  Disposition of the Notes

        You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a Note. This gain or loss will equal the difference between your adjusted tax basis in the Note and the proceeds you receive for the Note, excluding any proceeds attributable to accrued interest on the Note which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in gross income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in the Note will generally equal the amount you paid for the Note subject to adjustments for any bond premium and market discount as required under the Code. Under current United States federal income tax law, net long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitation.

  Information Reporting and Backup Withholding

        Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, Notes held by you, and backup withholding may apply unless you provide your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS on a timely basis.

Consequences to Non-U.S. Holders

        You are a non-U.S. Holder for purposes of this discussion if you are a beneficial owner of Notes that is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

  Interest on the Notes

        Subject to the discussion below concerning backup withholding, payments of interest on the Notes generally will be exempt from U.S. federal income tax and withholding tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

  •
  you do not conduct a trade or business within the United States to which the interest income is effectively connected;

  •
  you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

  •
  you are not a "controlled foreign corporation" that is related to us.

        The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that you are not a U.S. person. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you are eligible for treaty benefits and provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See below "—Income or Gain Effectively Connected with a U.S. Trade or Business."

  Disposition of Notes

        Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a Note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        In addition, any proceeds from the sale or other disposition of a Note that are attributable to accrued but unpaid interest will be taxable to you as a non-U.S. holder and subject to the portfolio interest exemption as described above in "Interest on the Notes."

  Income or Gain Effectively Connected with a U.S. Trade or Business

        If any interest on the Notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the Notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable income tax treaty, is attributable to your permanent establishment in the United States) also may be subject to an additional "branch profits tax" at a 30% rate, although an applicable tax treaty may provide for a lower rate.

  Information Reporting and Backup Withholding

        Payments to non-U.S. Holders of interest on a Note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

        Backup withholding tax generally will not apply to payments of interest and principal on a Note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN described above in "Consequences to Non-U.S. Holders—Interest on the Notes," is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

        Payment of the proceeds of a sale of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a Note effected outside the United States by such a broker if the broker:

  •
  is a U.S. person;

  •
  derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

 UNDERWRITING

        We are offering the Notes described in this prospectus supplement through a number of underwriters. Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of Notes listed opposite its name in the following table:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$58,325,000
J.P. Morgan Securities LLC	$58,325,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$58,325,000
Wells Fargo Securities, LLC	$25,000,000
Mitsubishi UFJ Securities (USA), Inc.	$12,500,000
Mizuho Securities USA Inc.	$12,500,000
SunTrust Robinson Humphrey, Inc.	$12,500,000
BNP Paribas Securities Corp.	$4,175,000
Credit Agricole Securities (USA) Inc.	$4,175,000
PNC Capital Markets LLC	$4,175,000

Total	$250,000,000

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased.

        We have been advised by the underwriters that the underwriters propose to offer the Notes initially to the public at the public offering price shown on the cover page hereof and to certain dealers at that price less a selling concession of 0.400% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession of 0.250% of the principal amount of the Notes on sales to certain other dealers. After the initial offering of the Notes, the underwriters may change the offering price and other selling terms.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Us
Per Note	0.650%

        We estimate that our expenses for this offering will be approximately $729,180.

        We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

        In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

        The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

        The underwriters and their affiliates engage in transactions with, and perform services for, us, our subsidiaries and our affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial and investment banking and financial advisory transactions with us, our subsidiaries and our affiliates. Such underwriters and their affiliates have received customary compensation and expenses.

        Certain underwriters or certain of their affiliates are lenders under the Credit Facility. As described in "Use of Proceeds," we will use the net proceeds from this offering to repay indebtedness outstanding under the Credit Facility. Since one or more of our underwriters or their affiliates will receive more than 5% of the net proceeds from the sale of the Notes, they will be deemed to have a "conflict of interest" under NASD Rule 2720 of FINRA. Accordingly, this offering will be made by the underwriters in compliance with the applicable provisions of NASD Rule 2720 and the underwriters will not sell any of the Notes to discretionary accounts without the specific written approval of the account holder. Pursuant to that rule, the appointment of a "qualified independent underwriter" is not necessary in connection with this offering because the offering is of a class of securities that are investment grade rated.

Offering Restrictions

        The Notes are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

        Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as agreed to with us in advance of such offer, sale or delivery.

  European Economic Area

        In relation to each Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive, as defined below (each, a "Relevant Member State"), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

        For the purposes of this provision, the expression "an offer of Notes to the public" in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Each underwriter has represented and agreed that it (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

CARLISLE COMPANIES INCORPORATED

Debt Securities
Preferred Stock
Common Stock

        We may offer and sell, from time to time, in one or more offerings, senior or subordinated debt securities, preferred stock and common stock. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        The specific terms of any securities to be offered will be described in a related prospectus supplement or term sheet. You should read this prospectus and the related prospectus supplement or term sheet carefully before you invest in our securities.

        The common stock of the Company is listed on the NYSE and trades under the ticker symbol "CSL".

        Investing in our securities involves risks. See "Risk Factors" on page 3 of this prospectus, and contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make any investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is December 6, 2010.

i

 ABOUT THIS PROSPECTUS

        The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, other offering materials or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. This prospectus contains a general description of the securities we may offer. Each time we sell or issue securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering and the manner in which they may be offered. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. If so, the prospectus supplement or term sheet should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement or term sheet, together with additional information described under the heading "Where You Can Find More Information", before making an investment decision. As used in this prospectus, the terms "we," "us" and "our" refer to Carlisle Companies Incorporated, a Delaware corporation, whose common stock is publicly traded on the New York Stock Exchange under the symbol "CSL", and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information about us is also available there.

        This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information incorporated later. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until our offering of securities has been completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 18, 2010 (including the portions of our definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders filed on March 18, 2010 that are incorporated by reference therein).

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on April 27, 2010, July 27, 2010 and October 26, 2010, respectively.

  •
  Current Reports on Form 8-K dated January 20, 2010, April 30, 2010, May 14, 2010, October 7, 2010, October 14, 2010, December 1, 2010 and December 3, 2010, filed with the SEC on

    January 22, 2010, May 4, 2010, May 19, 2010, October 7, 2010, October 15, 2010 (excluding items furnished and not filed), December 6, 2010 and December 3, 2010, respectively.

        Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at http://www.carlisle.com. The contents of the website are not incorporated by reference into this prospectus. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

  Hanover Square Investor Relations
  101 S. Salina St.
  Suite 750
  Syracuse, NY 13202
  (315) 476-8204

 RISK FACTORS

        Before you invest in our securities, you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

        If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected.

THE COMPANY

        Carlisle Companies Incorporated ("Carlisle", the "Company", "we" or "our") is a diversified manufacturing company focused on achieving profitable growth internally through new product development and product line extensions, and externally through acquisitions that complement our existing technologies, products and market channels. The Company has approximately 9,800 employees in its continuing operations. Carlisle manages its businesses under the following segments:

  •
  Construction Materials:  the "construction materials" business;

  •
  Engineered Transportation Solutions:  the "engineered transportation solutions" business, combining the "tire and wheel" product line, the "off-highway braking" product line and the "power transmission belt" product line;

  •
  Interconnect Technologies:  the "interconnect technologies" business; and

  •
  FoodService Products:  the "foodservice products" business.

        While Carlisle has offshore manufacturing operations, the markets served by the Company are primarily in North America. Management focuses on maintaining a strong and flexible balance sheet, year-over-year improvement in sales, earnings before interest and income taxes margins and earnings, globalization, and improving free cash flow from operations. Resources are allocated among the operating companies based on management's assessment of their ability to obtain leadership positions and competitive advantages in the markets they serve.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement or term sheet, we will use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include additions to working capital, capital expenditures, acquisitions or the retirement of existing indebtedness via repayment, redemption or exchange.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's ratio of earnings to fixed charges for the years ended December 31 as indicated:

	Year Ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	15.26	5.75	13.12	9.45	10.26

        For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes from continuing operations, less interest on tax liabilities, plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, but excluding interest on tax liabilities) and the portion of rental expense that is representative of the interest factor.

 DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other specific terms of any series of debt securities that we offer will be described in a related prospectus supplement. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, as described below. Second, the trustee performs certain administrative duties for us.

        The debt securities will be issued under an indenture dated as of January 15, 1997, as it may be supplemented from time to time, between the Company and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Corporation, as successor-in-interest to Fleet National Bank) (the "Indenture," as supplemented for the purpose of appointing The Bank of New York Mellon Trust Company, N.A. to act as trustee and as may be further supplemented for the purpose of appointing a trustee for other series of debt securities (the "Trustee")). The Indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. If there is more than one trustee under the Indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the series of debt securities for which it acts as the trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Because this section is a summary, it does not describe every aspect of the debt securities and the Indenture. We urge you to read the Indenture, because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use certain capitalized terms to signify terms that are specifically defined in the Indenture. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the Indenture. We have filed the Indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy of the Indenture.

        Except if specified otherwise in the prospectus supplement, the debt securities will not be listed on any securities exchange.

General

        The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described under "Subordination".

        The Indenture provides that any debt securities proposed to be sold under this prospectus and the related prospectus supplement ("offered debt securities") as well as other unsecured debt securities issued by us, may be issued under the Indenture in one or more series.

        With respect to the offered debt securities and any underlying debt securities, you should read the related prospectus supplement for the following terms:

  •
  the title of the debt securities and whether they will be senior securities or subordinated securities;

  •
  the total principal amount of the debt securities and any limit on the total principal amount of debt securities of each series;

  •
  if other than the aggregate principal amount of the debt securities, the portion of the principal amount at which the debt securities will be issued and, if other than the aggregate principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

  •
  the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

  •
  the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such rate or rates will be determined, the date or dates from which any interest will accrue, or how such date or dates will be determined, the interest payment dates, the record dates for such payments, if any, or how such date or dates will be determined and the basis upon which interest will be calculated, if other than that of a 360-day year or twelve 30-day months;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  the form of the debt securities, if other than a registered global note;

  •
  if other than U.S. dollars, the Currency or Currencies of the debt securities;

  •
  whether the amount of payments of principal of (or premium, if any), or interest on, the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more Currencies, commodities, equity indices or other indices) and how such amounts will be determined;

  •
  the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

  •
  the applicability of the provisions of Article Thirteen of the Indenture under "Defeasance and Covenant Defeasance", and any modifications or additions to such provisions, if that Article is applicable to the debt securities;

  •
  any changes or additions to the Events of Default under the Indenture or our covenants with respect to the debt securities;

  •
  if other than denominations of a minimum of $1,000 and integral multiples thereof, the denominations in which the offered debt securities will be issued;

  •
  whether we or a holder may elect payment of the principal or interest in one or more Currencies other than that in which such debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, that election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which they are stated to be payable and the Currency or Currencies in which they are to be so payable;

  •
  if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

  •
  the designation of the Exchange Rate Agent, if applicable;

  •
  the Person to whom any interest on any Registered Security of the series will be payable, if other than the registered holder at the close of business on the record date, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if not in the manner provided in the applicable Indenture;

  •
  any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

  •
  if we issue the debt securities in definitive form, the terms and conditions under which definitive securities will be issued;

  •
  the manner for paying principal and interest and the manner for transferring the debt securities; and

  •
  any other terms of the debt securities that are consistent with the requirements of the Trust Indenture Act.

        The Indenture does not limit the amount of debt securities that may be issued from time to time. Debt securities issued under the Indenture, when a single trustee is acting for all debt securities issued under the Indenture, are called the "Indenture Securities". The Indenture also provides that there may be more than one trustee, each with respect to one or more different series of indenture securities. See below "Resignation of Trustee." At a time when two or more trustees are acting under the Indenture, each with respect to only certain series, the term "Indenture Securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the Indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of Indenture Securities for which it is trustee. If two or more trustees are acting under the Indenture, then the Indenture Securities for which each trustee is acting would be treated as if issued under separate indentures.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity. We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue Indenture Securities with terms different from those of Indenture Securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of Indenture Securities and issue additional Indenture Securities of that series unless the reopening was restricted when that series was created.

Additional Mechanics

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

        We may issue some of the debt securities at a substantial discount (bearing no interest or interest at below market rates) ("Discount Securities") to their stated principal amount. In this case, you should read the prospectus supplement for any United States federal income tax consequences and other special considerations applicable to any such debt securities. If any series of debt securities is sold for, payable in or denominated in one or more currencies (other than U.S. dollars) the prospectus supplement will describe any restrictions, elections, terms and other information relating to those series and currencies, and will contain a discussion of the United States federal income tax and other considerations.

Covenants Applicable to Senior Securities

        Limitations on Secured Debt.    We covenant in the Indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our principal property (as defined below) or the principal property, shares of stock or debt of any significant subsidiary, unless the debt securities issued under the Indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant:

  •
  liens existing at the time the debt securities were first issued under the Indenture;

  •
  liens on property of any significant subsidiary existing at the time such subsidiary became a significant subsidiary;

  •
  liens in our favor or in favor of our subsidiaries;

  •
  liens in favor of the United States of America or any State or department or agency of the United States;

  •
  liens on any real or personal property existing at the time of acquisition of this property or created within one year of the acquisition;

  •
  liens to purchase property or to bear the costs of construction or improvement of such property; and

  •
  liens securing industrial revenue, development or similar bonds.

        Limitations on Sales and Leasebacks.    We covenant in the Indenture that neither we nor any of our significant subsidiaries will enter into any sale or leaseback transaction with respect to any principal property (except a lease for a temporary period, including renewals, not exceeding three years and except leases between us and certain of our subsidiaries or between those subsidiaries).

        This restriction does not apply if the following conditions are met:

            (i)  after the transaction, the aggregate amount of all attributable debt (as defined below) with respect to all transactions of the same type occurring after the date of the Indenture and existing at that time (other than the sales and leaseback transactions as are in compliance with the provisions described in clause (ii) below) plus all our secured indebtedness then outstanding incurred after the date of the Indenture (which would otherwise be prohibited by the covenant described in "Limitations on Secured Debt" above) would not exceed 10% of consolidated net tangible assets (as defined below); or

           (ii)  (a) the gross proceeds of the sales or transfer of the property leased equals or exceeds the fair market value of that property and (b) within one year after the sale or transfer, we or any of our subsidiaries: (1) apply all of the net proceeds to the retirement of our or our subsidiaries' funded debt (as defined in the Indenture) (other than at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision) or (2) applies or commits to apply all of the net proceeds to the purchase of property, facilities or equipment (other than property, facilities or equipment involved in such sale) which will constitute the property.

Certain Definitions

        Below is a summary of certain of the defined terms used in the Indenture.

        "Attributable debt" is defined to mean, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease, as determined in good faith by the company, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease, which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Consolidated net tangible assets" is defined to mean the aggregate amount of assets (less applicable reserves and other property deductible items) after deducting (a) all current liabilities (excluding any constituting funded debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and other like intangibles, all as set forth on the most recent balance sheet of the company and its subsidiaries and computed in accordance with generally accepted accounting principles.

        "Debt" is defined to mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Funded debt" is defined to mean all debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

        "Principal property" means any real property, manufacturing plant, warehouse or other physical facility and related fixtures and improvements, located in the United States of America (excluding the territories and possessions of the United States of America) and owned by the company or any subsidiary, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of consolidated net tangible assets, other than any such facility or portion thereof which the board of directors of the company declares by resolution is not of material importance to the total business conducted by the company and its subsidiaries as an entirety.

        "Senior indebtedness" is defined to mean all debt of the company, including principal and interest (and premium, if any) (including, without limitation, any interest that would accrue but for the occurrence of any event specified in paragraph (6) or (7) of "Events of Default") on such debt except (i) existing subordinated securities, (ii) such indebtedness as is by its terms expressly stated to be junior in right of payment to the subordinated securities, and (iii) such indebtedness as is by its terms expressly stated to rank pari passu with the subordinated securities.

Subordination

        The payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is expressly subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all present and future senior indebtedness of the company. The prospectus supplement may contain specific provisions regarding subordination of the subordinated securities, which may differ from the provisions described in Article Fourteen of the Indenture and summarized below.

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of senior indebtedness will receive payment in full of principal and interest before the holders of subordinated securities are entitled to receive any payment or distribution of cash, securities or other property. In addition, in the event of a dissolution, liquidation or other similar reorganization, until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated securities would be entitled but for the subordination provisions of the Indenture will be made to holders of the senior indebtedness as their interests may appear.

        If a distribution is made to holders of subordinated securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated securities must hold the payment in trust for the holders of senior indebtedness and pay it over to them as their interests may appear.

        We will not make any payments with respect to subordinated securities or any deposit under the provisions described in "Defeasance" if:

  •
  any payment of principal, premium (if any) or interest, if any, on any senior indebtedness is not paid when due (after giving effect to any applicable grace periods); or

  •
  any other default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms.

        This will not apply, however, if the default has been cured or waived or has ceased to exist and the acceleration has been rescinded, or the senior debt has been discharged or paid in full.

        In addition, we may make any payment with respect to subordinated securities without regard to the above restrictions, if we and the trustee receive written notice approving the payment from the representative of the senior indebtedness with respect to which there has been a failure in the payment or an event of default.

        If payment on the subordinated securities is accelerated because of an event of default, we or the trustee will promptly inform the holders of senior indebtedness or their representative of the acceleration. By reason of the subordination provisions contained in the Indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated securities.

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the prospectus supplement, or information incorporated by reference therein, will determine the approximate amount of senior indebtedness outstanding as of a recent date.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. government obligations held in trust by the trustee for the payment of principal of and interest on the subordinated securities pursuant to the provisions described in the Indenture under "Satisfaction, Discharge and Defeasance Prior to Maturity or Redemption".

Events of Default

        You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default? The term "event of default" in respect of the debt securities of your series means any of the following:

  (1)
  We do not pay the principal of, or any premium on, a debt security of the series on its due date.

  (2)
  We do not pay interest on a debt security of the series within 30 days of its due date.

  (3)
  We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

  (4)
  We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

  (5)
  We do not make payments on any other indebtedness for money borrowed in excess of $20,000,000, such debt is accelerated and we remain in breach for 15 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the series.

  (6)
  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

  (7)
  Any other event of default in respect of debt securities of the series described in the prospectus supplement occurs.

        An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

        Remedies If an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series.

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "Indemnity"). If such Indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or event of default.

        Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give the trustee written notice that an event of default has occurred and remains uncured.

  •
  The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

  •
  The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

  •
  the payment of principal, any premium or interest; or

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder.

        Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

        Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any default.

Modification or Waiver

        There are three types of changes we can make to the Indenture and the debt securities issued under the Indenture.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amounts due on a debt security, or any premium thereof;

  •
  reduce the interest rate or change the time of payment of the interest;

  •
  reduce any amount payable on redemption;

  •
  reduce the overdue rate (as defined in the Indenture);

  •
  adversely affect any right of repayment at the holder's option;

  •
  change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture; or

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults.

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the Indenture after the change takes effect.

        Changes Requiring Majority Approval.    Any other change to the Indenture and the debt securities would require the following approval:

  •
  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

  •
  If the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in principal amount of each of the series affected by the change. In each case, the required approval must be given by written consent. The holders of a majority in principal amount of each of the series of debt securities issued under the Indenture, voting separately for this purpose, may waive our compliance with some of our covenants in that Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "Modification or Waiver—Changes Requiring Your Approval".

        Any amendment to the Indenture will be made in the form of supplemental indentures, entered into between us and the trustee.

Consolidation, Merger and Sale of Assets

        Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

  •
  Where we merge out of existence or sell our assets, the resulting entity must be a United States person and agree to be legally responsible for the debt securities.

  •
  The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no default test, a default would include an event of default that has occurred and has not been cured, as described under "Events of Default—What Is an Event of Default?". A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

  •
  We must deliver certain certificates and documents to the trustee.

  •
  We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

        No merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "Covenants Applicable to Senior Securities—Limitation on Secured Debt" above) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indentures under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordination". In order to achieve covenant defeasance, we must do the following:

  •
  deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

  •
  deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

  •
  We deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  •
  We deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you had subordinated securities, you would also be released from the subordination provisions described above under "Subordination".

Holders of Registered Debt Securities

        Book-entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under the Indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution. For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices,

  •
  whether it imposes fees or charges,

  •
  how it would handle a request for the holders' consent, if ever required,

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities, and

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When A Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Holders of Registered Debt Securities" above.

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

  •
  DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations When a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

  •
  if we notify the Trustee that we wish to terminate that global security, or

  •
  if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults above under "Events of Default".

        The related prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

        Payments on Certificated Securities.    We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the Trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds—funds that become available on the day after the check is cashed.

        Alternatively, if a certificated security has a face amount of at least $10,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the Indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

        Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Form, Exchange and Transfer of Registered Securities

        If registered debt securities cease to be issued in global form, they will be issued:

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  only in fully registered certificated form;

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  without interest coupons; and

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  unless we indicate otherwise in the prospectus supplement, in a minimum denomination of $1,000 and multiples thereof.

        Holders may exchange their certificated securities for debt securities of smaller denominations or fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

        If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

The Trustee Under the Indenture

        The Bank of New York Mellon Trust Company, N.A. is a bank with which we maintain ordinary banking relationships. We may appoint additional banks with whom we maintain relationships for the purpose of acting as trustee for other series of debt securities.

Resignation of Trustee

        The Trustee may resign or be removed with respect to one or more series of Indenture Securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of Indenture Securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

 DESCRIPTION OF PREFERRED STOCK

        Under our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 5,000,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our board of directors or a duly authorized committee thereof.

        On February 8, 1989, the board adopted a resolution creating a series of 25,000 shares of preferred stock (series A preferred stock), whose rights, qualifications and restrictions are set forth in the certificate of designation, preference and rights of series A preferred stock. See also "Description of Outstanding Capital Stock."

        Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our Certificate of Incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our Certificate of Incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        The specific terms of any preferred stock proposed to be sold under this prospectus and the related prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

General

        Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

        You should read the prospectus supplement for the terms of the preferred stock offered thereby, including the following:

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  The title and stated value of the preferred stock.

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  The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

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  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

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  The date from which dividends on the preferred stock will accumulate, if applicable.

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  The liquidation rights of the preferred stock.

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  The procedures for any auction and remarketing, if any, of the preferred stock.

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  The sinking fund provisions, if applicable, for the preferred stock.

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  The redemption provisions, if applicable, for the preferred stock.

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  Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

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  Whether the preferred stock will have voting rights and the terms thereof, if any.

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  Whether the preferred stock will have voting rights and the terms thereof, if any.

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  Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

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  Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Subject to our Certificate of Incorporation and to any limitations contained in any outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

        If applicable, the prospectus supplement will also contain a discussion of the material federal income tax considerations relevant to the offering.

Dividends

        Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement.

        We may not declare dividends (other than dividends payable only in shares of the company that is junior as to dividends and liquidation rights to the preferred stock ("Junior Stock")) on Junior Stock, unless cash dividends to which all outstanding shares of preferred stock shall be entitled for the current dividend period and (where such dividends are cumulative) for all past dividend periods, have been paid or declared and set apart in full.

Conversion and Exchange

        If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock.

Liquidation Rights

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of our preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of our preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of our preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or our reorganization, or a purchase or redemption of all or part of our outstanding shares, or a sale of all or substantially all our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

        If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

Voting Rights

        Except as indicated in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote.

 DESCRIPTION OF OUTSTANDING CAPITAL STOCK

        Our authorized capital stock consists of (i) 100,000,000 shares of common stock, $1.00 par value per share, and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share.

        On December 3, 2010, we had outstanding:

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  60,998,465 shares of common stock,

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  stock options to purchase an aggregate of 4,279,184 shares of common stock (of which options to purchase an aggregate of 2,471,481 shares of common stock were currently exercisable) and

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  rights to purchase preferred and/or common stock, each $1.00 par value.

        No preferred stock had been issued as of December 3, 2010.

        Because this section is a summary, it does not describe every aspect of our capital stock. We urge you to read the Certificate of Incorporation, by-laws and the shareholders' rights agreement between us and Computershare Investor Services, LLC (successor to Harris Trust and Savings Bank), rights agent, because they, and not this description, define your rights as a holder of our capital stock. We have filed the Certificate of Incorporation, by-laws and the rights agreement with the SEC. See "Where You Can Find More Information" on page 1 for information on how to obtain copies of these documents.

Common Stock

        Subject to the rights of the holders of any outstanding shares of preferred stock, holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends.

        Common shareholders of record on May 30, 1986 are entitled to five votes per share. Common stock acquired subsequent to that date entitles the holder to one vote per share until held four years, after which time the holder is entitled to five votes.

        The outstanding shares of our common stock are, and any shares of common stock offered under this prospectus and a prospectus supplement upon issuance and payment therefor will be, fully paid and non-assessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable to it.

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, after the payment or provision for payment of our debts and other liabilities and the preferential amounts to which holders of our preferred stock are entitled (if any shares of preferred stock are then outstanding), the holders of our common stock are entitled to share ratably in our remaining assets.

        Our common stock is listed on the New York Stock Exchange under the ticker "CSL". The transfer agent and registrar is Countershare Investors Services.

        Classification of Board of Directors.    Our board of directors is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified board of directors may be to make it more difficult to acquire control of us.

        Removal of Directors.    The Certificate of Incorporation also provides that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors, provided that if there is a substantial stockholder (as defined below), the 66 2/3% vote must include the affirmative vote of at least 50% of the voting power of the outstanding shares of our voting capital stock.

        Director Nominations.    Our shareholders can nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in the Certificate of Incorporation. To nominate directors, shareholders must submit a written notice to our Corporate Secretary at least

90 days prior to the first anniversary of the last meeting of shareholders of the company called for the election of directors, before a scheduled meting. The notice must include the name and address of the shareholder and of the shareholder's nominee, the number of shares held by the shareholder as a beneficial owner (as defined in our Certificate of Incorporation), and any other information required by the securities laws and the SEC about the shareholder's nominee.

        Shareholders' Action.    The Certificate of Incorporation provides that no shareholder action may be taken by written consent of shareholders.

        Shareholders Special Meetings.    A special meeting of shareholders will be called upon the request of the holders of at least 66 2/3% of the voting stock of the company.

        Supermajority Vote in Business Combinations.    Article Seventh of the Certificate of Incorporation provides that a merger, consolidation, sale of assets, sale of shares, share exchange, recapitalization, reorganization or other similar transaction (each defined as a "business combination") between us or a company controlled by or under common control with us and any individual, corporation or other entity which is defined in our Certificate of Incorporation as a "substantial stockholder" (in general, any individual or entity which owns or controls at least 15% of our voting capital stock), would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock meet the price requirements indicated in our Certificate of Incorporation. If a proposed business combination with a substantial stockholder does not meet this condition, then the transaction must be approved by the holders of at least 66 2/3% of the outstanding shares of voting capital stock held by our shareholders other than the substantial stockholder, unless: (i) a majority of the directors have expressly approved the business combination at a time when the substantial stockholder was not beneficial owner of 5% or more of the outstanding voting shares of the company or (ii) the business combination is approved by a majority of the directors who are not affiliated with the substantial shareholder.

        The provisions of Article Seventh may not be amended, altered, changed or repealed except by the affirmative vote of at least 66 2/3% of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change or repeal. In addition, if there is a substantial stockholder, the 66 2/3% majority required to amend or repeal Article Seventh must include the affirmative vote of at least 50% of the shares held by shareholders other than the substantial stockholder.

        Shareholders' Rights Agreement.    The company has a shareholders' rights agreement (the "shareholders' rights agreement") dated February 8, 1989, as amended on August 7, 1996 and May 26, 2006, that is designed to protect shareholder investment values. On February 8, 1989, we declared a dividend distribution of one "preferred stock purchase right" for each outstanding share of the company's common stock, payable to shareholders of record on March 3, 1989. The rights will become exercisable if any of the following circumstances occur: (i) a person or group (an "acquiring person") has become beneficial owner of at least 20% of the outstanding shares of common stock of the company, or shares representing, by determination of the board, 35% of the voting power of the outstanding common stock; (ii) a tender offer or exchange offer is commenced, which would result in a person or group owning 25% or more of the outstanding common stock; or (iii) the board of directors has declared any person as an "adverse person", upon determining that this person has acquired 15% of the outstanding common stock or shares representing, by determination of the board, 30% of the voting power of the company, and that this acquisition would be detrimental to the company in manners specified in the shareholders' rights agreement.

        Upon the occurrence of any of the "triggering events" described in the bullets directly below, each holder of a right will have the right to receive, upon exercise common stock in lieu of preferred stock having a value equal to two times the exercise price of the right. A triggering event will occur when: (i) the board determines that a person is an adverse person; (ii) a public announcement is made that a person has become owner of 25% or more of the outstanding common stock or of shares constituting, by determination of the board, 40% or more of the outstanding voting power; (iii) the company is the surviving corporation in a merger with an acquiring person; or (iv) an acquiring person engages in self-dealing or other transactions as specified in the shareholders' rights agreement. On (1) August 7, 1996, the Company amended the shareholders' rights agreement to, among other things, extend the term of the rights until August 6, 2006 and (2) May 26, 2006, the Company amended the shareholders' rights agreement to, among other things, extend the term of the rights until May 25, 2016.

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  The issuance of common stock or capital stock of any other class as a dividend or distribution on the common stock.

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  Subdivisions and combinations of the common stock.

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  The issuance of certain rights or warrants to all holders of common stock entitling those holders to subscribe for or purchase common stock, or securities convertible into common stock, within the period specified in the related prospectus supplement or term sheet at less than the current market price as defined in the Certificate of Designations for such series of convertible preferred stock.

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  The distribution of evidences of indebtedness or assets or rights or warrants to all holders of common stock (excluding cash dividends, distributions, rights or warrants, referred to above).

 PLAN OF DISTRIBUTION

        We may sell the offered securities as follows:

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  through agents;

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  to or through underwriters; or

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  directly to other purchasers.

        We will identify any underwriters or agents and describe their compensation in a related prospectus supplement.

        We, directly or through agents, may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions. These transactions may be:

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

        Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

        If we indicate in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase such offered securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions that we specify in the prospectus supplement or term sheet, and we will specify in the related prospectus supplement or term sheet the commission payable for solicitation of such contracts.

 LEGAL OPINIONS

        The validity of the securities will be passed upon for us by Steven J. Ford, our Vice President, Secretary and General Counsel, and for any underwriters, dealers or agents by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022. Mr. Ford is paid a salary by our company and participates in various employee benefit plans offered by us, including equity based plans.

EXPERTS

        The consolidated financial statements and schedule of Carlisle Companies Incorporated for the year ending December 31, 2009 appearing in Carlisle Companies Incorporated's Current Report on Form 8-K dated December 3, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Hawk Corporation for the year ended December 31, 2009 appearing in Carlisle Companies Incorporated's Current Report on Form 8-K dated December 1, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$250,000,000
Carlisle Companies Incorporated
5.125% Notes due 2020

PROSPECTUS SUPPLEMENT
December 6, 2010

Joint Book-Running Managers

BofA Merrill Lynch                     Citi                      J.P. Morgan                     Wells Fargo Securities

Senior Co-Managers

Mitsubishi UFJ Securities	Mizuho Securities USA Inc.	SunTrust Robinson Humphrey

Co-Managers

BNP PARIBAS	Credit Agricole CIB	PNC Capital Markets LLC

QuickLinks

  Filed pursuant to Rule 424(b)(2) Registration No. 333-170980
TABLE OF CONTENTS Prospectus Supplement
Prospectus
SUMMARY
The Company
The Offering
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED FINANCIAL DATA
DESCRIPTION OF THE NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF OUTSTANDING CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS